Exhibit 99.2

GRAYMARK HEALTHCARE, INC.

Transcript of Earnings Conference Call

November 20, 2013

4:30 p.m. ET

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss Graymark Healthcare’s financial results for the third quarter ended September 30, 2013. This marks the first quarter of results since the acquisition of Foundation Surgical Hospital Affiliates, FSHA, and Foundation Surgical Affiliates, SSA.

Joining us on the call today are Graymark Healthcare’s CEO, Mr. Stanton Nelson, along with Tom Michaud, Chairman of Graymark Healthcare, as well as Graymark’s CFO, Mark Kidd. Following the prepared remarks, we will open the call for questions.

Before we begin the conference today, I would like to take a moment to read the Company’s Safe Harbor statement. Statements made during the call today include forward-looking statements that are based on the Company’s current expectation, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions.

These risks and uncertainties do include risks that the Company’s actual results materially differ from its expected results, the Company is unable to raise additional debt or equities to continue normal operations, that the Company is unable to continue as an ongoing concern, risks and uncertainties not in control of the Company, including without limitation the current economic climate and other risks and uncertainties and other risks and uncertainties enumerated and described in the Company’s annual report on Form 10-K for the year ending December 31, 2012, the other filings with the Securities and Exchange Commission, which filings are available on the SEC website at www.sec.gov.

And with that, I would like to turn the call over to Stanton Nelson, Graymark Healthcare CEO. Please proceed.

Stanton Nelson — Graymark Healthcare, Inc. — CEO

Thank you, operator, and good afternoon and thank you for joining. Today we will discuss our results for the third quarter 2013. This marks the first full quarter since our acquisition of Foundation Healthcare.

Before we get into the details of the quarter, there are a few key items that the Company accomplished in the third quarter. Total revenues for the third quarter were $25 million and adjusted EBITDA was approximately $2.8 million. In addition, we closed or sold many of our unprofitable sleep locations. We now expect the ongoing legacy sleep business to be accretive to the combined Company during the fourth quarter.

Let me spend a few minutes discussing the business model. Our model is straight-forward and allows us to continue to expand in markets we currently serve. Typically, we will own at least 51% of each hospital and the balance of the ownership goes to our physician partners. Under the Foundation ecosystem, everyone benefits — the patient, the insurance payor, and the physician. As a patient, you enjoy an outstanding nursing staff, convenience of our locations, predictable scheduling, and a hotel-like environment that truly gives our patients the best possible experience.

From the insurance payor’s perspective, we are the most cost-efficient option. More importantly, our hospitals have little or no infection rates and very, very low readmissions. As to the physician who performs surgeries at one of our hospitals, we can nearly guarantee increased production through predictable scheduling and very low staff turnover.

The macro healthcare environment supports our business model as well. As healthcare spending continues to outpace GDP by nearly three times and baby boomers reaching the age of 65, we believe our model is one that is poised for growth over the next 15 to 20 years.

As we continue to move forward and look towards 2014, we plan to focus on surgery and ancillary opportunities in existing markets as well as other markets inside the US. In addition to identifying other outpatient surgery centers in our hospital markets, there are many ancillary opportunities, which could include imaging, oncology, sleep diagnostic, physical therapy, and wound care.

Expanding our scope of services in new and existing geographies with these additional specialties will allow us to have a fully integrated health system which ultimately will become more convenient to the people we serve, our patients.

Let me spend a few minutes discussing the financial audits of the Foundation we recently filed in November 13, 2013. The 8-K that was filed about a week ago related to the financial results of Foundation for the years 2011, 2012, and year-to-date results through June 30 of 2013.

In 2011, Foundation achieved approximately $41 million of revenue and about $7.4 million of EBITDA. In 2012, revenues increased to $53 million and $7.6 million of EBITDA. As we look at the first six months of 2013, Foundation had already generated approximately $42 million of revenue and about $3.1 million of EBITDA. The first six months of 2013 were not indicative of the Company’s current run rate and we believe the third quarter results better reflect the Company’s current run rate.

As I previously mentioned, Foundation acquired El Paso Physicians Medical Center about a year ago. When it was acquired, there were significant operating losses and it was in need of a complete re-syndication of physicians. Now, with 66 physician partners, a new CEO in Kane Dawson, and a dedicated and loyal hospital staff, the future is bright in El Paso.

I will now turn the call over to Mark Kidd to discuss our financials for the third quarter. Mark?

Mark Kidd — Graymark Healthcare, Inc. — CFO

Thank you, Stanton, and good afternoon, everyone. For the quarter ended September 30, 2013, net revenues were $25 million, an increase of 103% from $12.3 million in the third quarter of 2012. Our net revenues are composed primarily of our patient services revenue at our hospitals in San Antonio and El Paso, management fees from ASCs and hospitals that we manage, and our equity in the earnings of affiliated ASCs in hospitals.

Revenues from our patient services increased 148% to $21.7 million, compared to $8.7 million in the year-ago quarter, which was primarily due to $11.5 million of patient services revenue at our hospitals in El Paso and an increase in average reimbursement rates at our hospital in San Antonio.

Operating expenses for the third quarter of 2013 increased 320% to $44.4 million, compared to $10.6 million in the year-ago quarter. The increase was primarily due to the one-time impairment charge of $20.8 million related to the goodwill attributable to the reverse acquisition accounting for the Foundation acquisition. In addition, operating expenses at our hospital in El Paso were $12 million.

In August 2013, we closed a real estate transaction related to our hospital in El Paso. As part of the transaction, certain debt and other obligations of the El Paso Hospital were forgiven. In addition, we received certain medical equipment and a tract of raw land that is adjacent to the hospital. As a result of this transaction, we recorded an extraordinary gain, net of tax, of approximately $7 million.

Our loss from continuing operations, net of taxes, in the third quarter of 2013 was $14.1 million, compared to income from continuing operations of $1.5 million in the year-ago quarter. Net loss attributable to Graymark was $16.5 million, or $0.10 per share, in the third quarter of 2013, compared to net income of $1.2 million, or $0.01 per share, in the year-ago quarter. Adjusted EBITDA from continuing operations in the third quarter of 2013 was $2.8 million, compared to $2.4 million in the year-ago quarter.

Moving to the balance sheet, on September 30, 2013, cash and cash equivalents totaled $8.3 million, compared to $2.5 million on December 31, 2012. As of September 30, 2013, our total debt was $26.6 million, compared to $19.5 million at December 31, 2012. The increase in outstanding debt is primarily due to the debt attributable to legacy Graymark, offset by payments on debt during the quarter.

The primary sources of operating cash flow during the quarter included the net loss from continuing operations adjusted for non-cash items such as the goodwill impairment and depreciation and amortization as well as increases in accrued and other liabilities.

During the third quarter of 2013, we raised $7.9 million from an offering of preferred non-controlling interest. We used the proceeds of the offering, along with debt proceeds of $5.1 million, to repurchase preferred non-controlling interest at FSA and FSHA of approximately $13.5 million.

I will now turn the call back over to Stanton, who will make some final remarks before we take questions. Stanton?

Stanton Nelson — Graymark Healthcare, Inc. — CEO

Thank you, Mark. Operator, we’re ready to take questions from the group.

QUESTION AND ANSWER

Operator

(Operator Instructions). Our first question comes from Andy Carothers with Bagley Securities. Please proceed.

Andy Carothers — Bagley Securities — Analyst

Hello, Stanton.

Stanton Nelson — Graymark Healthcare, Inc. — CEO

Andy, how are you?

Andy Carothers — Bagley Securities — Analyst

Good. Well, could you tell me what the line item is of other revenues? I guess it was $2.8 million in the six months and $1 million — a little over $1 million in the third quarter.

Stanton Nelson - Graymark Healthcare, Inc. — CEO

Yes, that is — so, you have basically our patient services management fees from our affiliates and in income from our affiliates, which are basically our distributions from our surgery centers that we have a minority interest from.

Andy Carothers — Bagley Securities — Analyst

And it looks like you have about $15.5 million in short-term debt. Can you tell me what you plan to do on getting that extended?

Stanton Nelson — Graymark Healthcare, Inc. — CEO

Well, we’re currently working with — that’s one of the top priorities, obviously, as we move into 2014, is replacing not only our — some of our current debt, but also our long-term debt into a different facility. And given our run rate in terms of EBITDA, compared to our leverage, we certainly believe that that’s going to be achievable sometime in the first part of 2014.

Andy Carothers — Bagley Securities — Analyst

Can you give me some idea of the improvement that’s taken place in El Paso? On the last call, you had talked about the number of procedures and what increase El Paso was generating.

Stanton Nelson — Graymark Healthcare, Inc. — CEO

Yes, Andy, there’s a couple of things. And obviously, from the last call I expressed when we took it over it was losing about $800,000 a month — had negative EBITDA of about $800,000 a month. And Tom, our Chairman, put a tremendous amount of work into developing relationships by bringing new physicians in and increased, really, our caseload from doing about 100 procedures to nearly 700 in the summer months.

So now, it’s all about right-sizing our labor as well as negotiating better rates for our medical supplies, and that’s currently taking place. As I mentioned on the previous call, we expect the hospital to produce accretive results in the fourth quarter to increase our EBITDA for the fourth quarter.

Andy Carothers — Bagley Securities — Analyst

Okay. So, it’s still got a negative EBITDA right now?

Stanton Nelson — Graymark Healthcare, Inc. — CEO

It’s about at break-even right now.

Andy Carothers — Bagley Securities — Analyst

Okay. And in negotiating new lines, are you going to be able to have some additional capital to make these other acquisitions you were talking about, in area in your existing — where you have existing hospitals?

Stanton Nelson — Graymark Healthcare, Inc. — CEO

Yes. I think having some leverage opportunities on the debt side and through some other opportunities that we have, we’ll continue to look for the opportunities like I mentioned, whether that be oncology or imaging in specific markets like San Antonio or El Paso. And given what we believe we can pick those acquisition up for, I don’t believe that it’s going to — that there’s a desire to go out and raise capital, especially at these prices.

Andy Carothers — Bagley Securities — Analyst

And how many sleep centers are you left with?

Stanton Nelson — Graymark Healthcare, Inc. — CEO

We have about — so, all of our sleep centers now are through hospital contracts. So, we don’t have any free-standing sleep labs and we currently have about 57 of those throughout the Midwest. We’ve gone from about 105 down to about 57. And as I mentioned, the great thing about this is even though we shrunk our portfolio here, we expect that the fourth quarter results will be accretive on the sleep business.

Andy Carothers — Bagley Securities — Analyst

Okay. Okay. Great. Well, good job. I’m glad you guys finally got everything pulled together. It’s been a long road.

Stanton Nelson — Graymark Healthcare, Inc. — CEO

It has. I appreciate you hanging with us, Andy.

Andy Carothers — Bagley Securities — Analyst

All right, thanks.

Operator

(Operator Instructions). At this time, we have no further questions. I would now like to turn the call back over to management. Please proceed.

Stanton Nelson — Graymark Healthcare, Inc. — CEO

Thank you, operator, and thank you to everyone for taking the time today to listen to our results. As management, we look forward to our next call to discuss not only our fourth quarter results, but our full year-end sometime in 2014, the early part of 2014. So, really appreciate you taking time today and, operator that will end our call.

Operator

THIS CONCLUDES TODAY’S CONFERENCE. YOU MAY NOW DISCONNECT. HAVE A GREAT DAY

END